Exhibit 99.1

Board of Directors Authorizes Stock Repurchase Program

EXTON, Pa.—April 22, 2014—Innovative Solutions & Support, Inc. (NASDAQ:ISSC - News) (the “Company”) today announced that the Board of Directors has approved a stock repurchase program, effective as of May 1, 2014, pursuant to which the Company may repurchase up to 250,000 shares of its common stock.  The program will remain in effect until May 1, 2015, unless extended by the Board of Directors.  This program will replace the Company’s previous stock repurchase program, which will expire on May 1, 2014.

Geoffrey S. M. Hedrick, Chief Executive Officer of Innovative Solutions & Support, said, “The Board’s repurchase authorization demonstrates our commitment to improve shareholder value.  Given the Company’s strong financial position, our Board has encouraged us to opportunistically use this repurchase authorization when our stock price is at a level that the Board believes is significantly below our intrinsic value.”

Under the repurchase program, the Company may purchase shares of its common stock through open market transactions or in privately negotiated block purchases or other private transactions (either solicited or unsolicited). The timing and amount of repurchase transactions under this program will depend on market conditions and corporate and regulatory considerations, and the program may be discontinued or suspended at any time.  The Company anticipates funding for this program to come from available corporate funds, including cash on hand and future cash flow.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEMs) and retrofit applications. The company supplies integrated Flight Management Systems (FMS) and advanced GPS receivers for precision low carbon footprint navigation.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and

Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflects management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

Investor Contact:

Ronald C. Albrecht, Chief Financial Officer

610-646-0350

ralbrecht@innovative-ss.com

Press Contact:

Jason Zywalewski,

jzywasewski@innovative-ss.com

610-646-0350 x609